Exhibit 99.1

Important Notice Concerning Limitations on
Trading in Equity Securities by Directors and
Executive Officers of The Pepsi Bottling Group, Inc.

1.	As you may know, a “blackout period” will be imposed on transactions involving The Pepsi Bottling Group, Inc. (“PBG”) common stock fund (the “PBG stock fund”) under the PBG 401(k) Program and the PBG 401(k) Savings Program (the “Plans”). This blackout period, described in more detail below, is necessary in order for the Plans’ trustees to process and implement participants’ instructions with respect to the election of consideration in response to the merger contemplated by the Agreement and Plan of Merger, dated as of August 3, 2009 among PBG, PepsiCo, Inc., and Pepsi-Cola Metropolitan Bottling Company, Inc., a wholly owned subsidiary of PepsiCo, Inc. (the “Merger”). Under the Sarbanes-Oxley law, the executive officers and directors of PBG will generally be prohibited from engaging in non-exempt transactions involving PBG equity securities (including options and other derivatives based on PBG stock) during a restricted period which begins on the day the blackout period begins and ends on the effective date of the Merger or the date the blackout is lifted, if earlier (the “Restricted Period”). Dispositions of equity securities of PBG in connection with the Merger, including the election of cash as merger consideration (the “Cash Elections”), the conversion of restricted shares of PBG common stock, conversion of PBG stock options as a result of the merger, and conversion of RSU’s and PBG phantom stock held under deferred compensation arrangements are exempt under Sarbanes-Oxley from the blackout period trading restrictions.

2.	As a result of the need to process participant election instructions about the Cash Elections and to process the Merger proceeds, during the blackout period, participants in the Plans will be temporarily unable to (1) make exchanges into or out of the PBG Stock Fund under the Plans, (2) take distributions of money invested in the PBG Stock Fund, and (3) take loans of money invested in the PBG Stock Fund.

3.	The blackout period for the Plans is expected to begin at 4:00 p.m. Eastern Standard Time on the second business day prior to the deadline for the Plans to submit participants’ Cash Elections and end approximately four weeks after the Merger. The blackout period will be lifted promptly if the Merger is not completed. The Restricted Period is shorter in duration and ends on the effective date of the Merger. We will notify you of any changes that affect the dates of the Restricted Period. In addition, you can confirm the status of the Restricted Period by calling Stuart Finkelstein, Director, Financial Plans at 914-767-6823.

4.	Generally, during the Restricted Period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of PBG that you acquired in connection with your service as an executive officer or director. “Equity securities” are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest. As indicated above, however, dispositions of equity securities of PBG in connection with the Merger are excluded from the trading restrictions.

5.	The prohibition covers securities acquired “in connection with service as a director or employment as an executive officer”. This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, or a restricted stock grant), as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between the individual and the company, and as director qualifying shares. Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

6.	The following are examples of transactions that you may not engage in during the Restricted Period unless exempt as transactions in connection with the Merger:

•	Exercising stock options granted to you in connection with your service as a director or executive officer

•	Selling PBG stock that you acquired by exercising options

•	Selling PBG stock that you originally received as a restricted stock grant or as a result of an award of Restricted Stock Units in connection with your service as a director or executive officer

7.	There are certain other exemptions, including:

•	Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the Restricted Period or at a time when you are aware of the actual or approximate dates of the Period)

•	Bona fide gifts, bequests and transfers pursuant to domestic relation orders

•	Acquisitions and dispositions of equity securities in connection with the Merger

8.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon executive officers and directors who violate them could be severe.

We therefore request that you contact Steve Rapp, Senior Vice President, General Counsel at 914.767.7971, or David Yawman, Vice President, Associate General Counsel at 914.767.7620, before engaging in any transaction involving PBG stock or derivatives based on PBG stock during the blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.